Exhibit 99.1

Consent of Qatalyst Partners LP

March 13, 2024

We hereby consent to the use in the proxy statement/prospectus pursuant to Section 14(a) of the Securities Exchange Act of 1934 that forms part of the Registration Statement on Form S-4 of Synopsys, Inc. (the “Proxy Statement”) of our opinion dated January 15, 2024 appearing as Annex B to such Proxy Statement, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Qatalyst Partners”; “Risk Factors—Risks Relating to the Merger—The opinion rendered to Ansys from its financial advisor will not reflect changes in financial, economic, market or other conditions between the date of such opinion and the completion of the merger”; “The Merger—Background of the Merger”; “The Merger—Recommendation of the Ansys Board of Directors; Ansys’ Reasons for the Merger”; and “The Merger—Opinion of Qatalyst Partners”; and “The Merger–Certain Unaudited Prospective Financial Information”.

/s/ Qatalyst Partners LP
Qatalyst Partners LP